Exhibit 10.20
DigitalGlobe, Inc.
2007 SUCCESS SHARING PLAN
PART I. PLAN DESCRIPTION
A. THE PLAN
1) Purpose and Objectives. This document sets forth the DigitalGlobe, Inc. 2007 Success Sharing Plan (the “Plan”) for eligible, non-commissionable Directors, Senior Directors, and Vice Presidents. A key component of business strategy of DigitalGlobe, Inc. (the “Company”) is to provide incentives to attract and retain outstanding employees. The Plan is designed to recognize overall company success, departmental and team contributions, as well as to reward individual contributions. By paying competitive base salaries and providing the opportunity for an additional incentive bonus, the Company targets total cash compensation that is aggressive relative to the market.
2) Participant Eligibility. An employee shall be eligible to participate in this Plan (and thus be a “Participant”) if the Company classifies the individual as (i) having been employed with the Company on or before October 1, 2007 as a full-time non-commissionable Director, Senior Director, or Vice President of the Company; (ii) employed by the Company on the bonus payment date and as not having given notice of intent to terminate employment (any employee who terminates employment with the Company or provides notice of intent to do so before bonus payments are made is not eligible to receive a bonus); and (iii) having been notified by the Company in writing of his or her participation in the Plan.
(a) Employees Hired Or Promoted During 2007 Plan Year. Employees who are hired, or promoted to a Plan-eligible position, after January 1, 2007 and who are selected for Plan participation by the Company will be eligible for a prorated bonus, prorated for the duration of their Plan participation during 2007. Employees hired or promoted to an otherwise Plan-eligible position after October 1, 2007 are not eligible to participate in the Plan.
(b) Change in Employment Status. In certain situations, employment status may change mid-year from an otherwise eligible position to a non-eligible position (such as a transition from full-time to part-time, change in employment classification, leaves of absence, etc.). Under these circumstances, the employee may continue to be eligible for a prorated bonus, prorated for the period of their Plan participation during 2007. The Company, however, at its sole discretion, may elect to not permit continued participation in the Plan for such employee and, consequently, he or she may not be entitled to any bonus under the Plan.
3) Participant Ineligibility. No employee shall be eligible to receive a bonus under the Plan if (i) he or she is not employed in good standing by the Company on the bonus payment date; (ii) he or she has competed with the Company’s business during employment with the Company or made plans to do so; or (iii) he or she has breached any agreement with the Company or any Company policy.
4) Plan Termination or Amendment. The Plan will be in effect from January 1, 2007 through December 31, 2007, or such earlier date as the Plan is terminated. No additional notice of Plan termination is necessary. However, the Company reserves the right to implement a new incentive bonus plan or renew this Plan for future periods. Any such action shall be in writing and signed by the Company’s Compensation Committee or the Board of Directors. The Company reserves the right to amend or discontinue this Plan at any time. The Plan may only be amended in writing by the Company’s Compensation Committee or the Board of Directors. Participation in this Plan is not a guarantee of participation in future Company incentive plans.

5) Scope. To ensure that our management teams are focused on common goals, all Participants are on the same basic plan.
B. BONUSES

Participant Classification	Bonus Milestones	Total Cash	Total Options
Directors and Senior	FOC Bonus 1)	0%	7.5%
Directors
	EBITDA Bonus Achievement @ 100% 2)	15%	7.5%

Vice Presidents and above	FOC Bonus 1)	0%	12.5%

	EBITDA Bonus Achievement @ 100% 2)	25%	12.5%
1) FOC Bonus. In the event that the Company’s WV-1 satellite reaches Full Operational Capability (“FOC”) on or before October 31, 2007, as determined by the Company in its sole discretion, each Participant will be eligible to receive a FOC Bonus (“FOC Bonus”) in the form of stock options with a Black-Scholes value (as determined by the Company in its sole discretion) as of the date of grant equivalent to the target percentage of the Participant’s Base Salary, subject to pro ration, as described above. In the event the launch is delayed for reasons outside the Company’s control but occurs in 2007, then the FOC Bonus will be payable as set forth herein if FOC is achieved within 60 days of launch of the WV-1 satellite, as determined by the Company in its sole discretion.
2) EBITDA Bonus. In addition to the FOC Bonus payable in connection with the WV-1 satellite reaching FOC set forth in 1), an EBITDA Bonus (“EBITDA Bonus”) will be payable if the Company reaches certain EBITDA targets in 2007. The target EBITDA bonus (“Target EBITDA Bonus”) for each Participant classification is set forth below and is based on a 2007 Company EBITDA target of $54.25 million (“Target EBITDA”)1.
The actual amount of a Participant’s Bonus based on EBITDA, if any, will be calculated as described below.

% of TARGET EBITDA	Less than 90% of	At 90% of Targeted	100% of Targeted	At 140% of Targeted
ACHIEVED	Targeted EBITDA	EBITDA	EBITDA	EBITDA
EBITDA (in millions)	Less than $48.73	$48.73	$54.25	$76.33
EBITDA Bonus	0%	50%	100%	Maximum bonus of
(as a percentage of				200%
the Target EBITDA Bonus)
Calculation. If the Company achieves between 90% and 100% of Target EBITDA, every 1% increase in EBITDA achievement will increase the EBITDA Bonus payable by 5%. For example, if the Company achieves 93% of Target EBITDA, the EBITDA Bonus payable would be 65% of the Target EBITDA Bonus. If the Company achieves between 100% and 140% of the Target EBITDA, every 1% increase in achievement will increase the EBITDA Bonus payable by 2.5%. For example, if the Company achieves 115% of the Target EBITDA, the EBITDA Bonus payable would be 137.5% of the Target EBITDA Bonus. The maximum total EBITDA Bonus payable under this Plan is 200% of the Target EBITDA Bonus (Cash and Stock Options), payable upon achievement of 140% of the EBITDA Target (i.e., $125,000 in cash and an EBITDA Bonus stock option with a Black-Scholes value of $62,500 in the event of a base salary of $250,000).

[1]
“The original EBITDA target of $55.2 million is reduced by $950,000 to reflect the change in accounting for certain overhead costs associated with WV1 activities that resulted in a reclassification of those costs from Capital Expenditures to Operating Expense.”

3) Bonus Payment. Any Bonus will be paid as described above no later than March 15, 2008. For the 2007 Plan Year, the stock option components of the Bonus will be paid as follows:
(a) The Bonus stock options will vest 50% upon grant with the remaining options vesting in 24 equal monthly installments thereafter, subject to the Participant’s continued employment with the Company.
(b) The strike price will be the per share fair market value of company common stock at the time of the option grant as determined by the Company in its sole discretion.
(c) The Bonus stock options will be granted pursuant to the Company’s 2007 Employee Stock Option Plan and subject in all respects to the terms and conditions of such plan and related documents.
4) Definitions.
(a) “Base Salary” means an employee’s straight time rate of pay, calculated on an annual basis, in effect on the date the employee’s Plan participation commences as determined by the Company in its sole discretion. Base Salary does not include pay for commissions, overtime, shift differential, or any other premiums, bonuses, or incentive compensation or expense reimbursements, etc.
(b) “Bonus” means the actual amount to be paid to a Participant under the terms of this Plan, which may include the FOC Bonus and the EBITDA Bonus.
(c) “EBITDA” means (a) consolidated Net Income of the Company for calendar year 2007 minus, (b) to the extent added to determine such consolidated Net Income, the sum of (1) non-cash revenue representing amortization of pre-FOC payments made to DG by NGA for the construction of WV-1, (2) interest income, and (3) any extraordinary or unusual gains or other gains not incurred in the ordinary course of business, in each case determined by the Company in its sole discretion plus, (c) to the extent deducted to determine such consolidated Net Income, the sum of (1) depreciation expense, (2) interest expense, (3) amortization expense, (4) tax expense, and (5) any extraordinary or unusual losses or other losses not incurred in the ordinary course of business in each case determined by the Company in its sole discretion.
(d) “Net Income” means the consolidated Net Income of the Company and its subsidiaries for calendar year 2007 as determined by the Company in accordance with Generally Accepted Accounting Principles.
PART II. MISCELLANEOUS
A. PLAN ADMINISTRATION
The Company is responsible for the general administration and management of the Plan and shall have all powers and duties necessary to fulfill its responsibilities including, but not limited to, the discretion to interpret and apply the Plan and to determine all questions relating to eligibility for benefits. The Company and its delegates shall have the discretion to interpret or construe ambiguous, unclear, or implied (but omitted) terms in any fashion they deem to be appropriate in their sole and absolute discretion, and to make any findings of fact needed in the administration of the Plan. The validity of any such interpretation, construction, decision, or finding of fact shall not be given de novo review if challenged in court, by arbitration, or in any other forum, and shall be upheld unless clearly arbitrary or capricious.
B. DRAFTING ERRORS
If, due to errors in drafting, any Plan provision does not accurately reflect its intended meaning, as demonstrated by consistent interpretations or other evidence of intent, or as determined by the Company in its sole and absolute discretion, the provision shall be considered ambiguous and shall be interpreted by the Company and its delegates in a fashion consistent with its intent, as determined in the Company’s sole and absolute discretion.

C. ENTIRE STATEMENT
The Plan, including all documentation referred to herein, is a complete and exclusive statement of the agreement between the parties relating to this subject matter. This Plan supersedes all prior communications, oral or written, concerning this subject matter. Any provision of the Plan that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
D. NO EMPLOYMENT AGREEMENT
This Plan is not to be construed as an employment agreement and in no way limits the right of the Company to terminate the employment of any Participant at any time, with or without cause. Each Participant’s employment with the Company is, and continues to be, “at-will” with either party having the right to terminate the employment relationship at any time, with or without cause or advance notice. By Participating in the Plan, each Participant acknowledges his or her at-will employment status and that such at-will status only may be changed by a written document signed by the Participant and the Company’s CEO. Except to the extent governed by federal law, the Plan is governed by the laws of the State of Colorado, excluding choice of law principles.
E. ISSUE RESOLUTION
In the event that there is a dispute between the Company and a Participant over any compensation alleged to be due including, but not limited to, disputes concerning the Participant’s Bonus, the Participant must immediately bring such dispute to the attention of the Vice President, Human Resources. The Participant and the Vice President, Human Resources shall use their commercially reasonable efforts to resolve any such dispute on an informal basis. In the event that such dispute cannot be resolved on an informal basis, the Participant must arbitrate any controversy or claim in accordance with the Dispute Resolution Agreement, a copy of which is attached as Appendix A, which the Participant must sign as a precondition to Plan participation.
F. TAX WITHHOLDINGS
The Company may withhold from any payments made under this Plan all applicable taxes and other withholdings including, but not limited to, Federal, state and local income, employment and social insurance taxes, as it determines are required or permitted by law. All amounts paid to Participants under this Plan will be treated as compensation, and each Participant agrees to such treatment by accepting a payment under the Plan. The Company cannot guarantee the tax treatment of any payments under the Plan and each Participant agrees that he or she, and not the Company, shall be liable for any excise taxes, penalties, or interest imposed on the Participant.
G. SOURCE OF PLAN ASSETS
The Plan shall be unfunded. Payments under the Plan shall be made from the general assets of the Company. To the extent any Participants have any right to payments under the Plan, such Participants shall be general unsecured creditors of the Company. No Participant shall have any right, title, claim or interest in or with respect to any specific assets of the Company or any of its affiliates in connection with the Participant’s participation in the Plan
H. PARTICIPANT WARRANTIES
By participating and receiving the benefits of the Plan, each Participant acknowledges and agrees that: (i) the Participant has read and understood the terms and conditions specified in the Plan; (ii) the terms and conditions specified in the Plan are fair and reasonable; (iii) neither the Company nor any person acting on its behalf has made any representation or other inducement to the Participant to enter into the Plan, except for the representations or inducements expressly set out in the Plan; (iv) the Participant has not entered into the Plan in reliance on any representation or inducement by or on behalf of the Company (nor any person acting on its behalf) or any other party, other than representations or inducements expressly set out in the Plan; and (v) no person, other than the Company’s Compensation Committee or the Board of Directors, has the authority to interpret this Plan and the Participant shall not rely on any interpretation, representation or inducement by or on behalf of the Company unless it is in writing and signed by a member of the Company’s Compensation Committee or the Board of Directors.
DigitalGlobe, Inc. 2007 Success Sharing Plan
Participant Acknowledgement
The following Participant has reviewed a copy of the DigitalGlobe, Inc. 2007 Success Sharing Plan and hereby acknowledges and agrees to its terms, which are incorporated by reference as though fully set forth herein.

Date:	Signature:

Name:

APPENDIX A
DISPUTE RESOLUTION AGREEMENT
DigitalGlobe, Inc. (the “Company”) and I expect to treat each other in a professional manner. By doing so, we believe that we will be able to resolve any disagreement by sitting down and discussing the matter, respectfully listening to the other side’s concerns, and working together to find a solution to the problem. In the event that we fail to resolve any legally actionable dispute through this method, we understand that litigation is a costly and time-consuming process, and agree that we will exclusively resolve that dispute by binding arbitration. We understand that this agreement to arbitrate covers all disputes that the Company may have against me, or that I might have against the Company or its related entities or employees, including those that relate to my employment or termination of employment (for example claims of unlawful discrimination or harassment) or any compensation or bonus plans.
The arbitration will be conducted by an impartial arbitrator experienced in employment law (mutually selected from either the JAMS panel of arbitrators) in accordance with JAMS then-current employment arbitration rules (except as otherwise provided in this agreement). We waive the right to institute a court action, except for requests for injunctive relief pending arbitration, and understand that we are giving up our right to a jury trial. The arbitrator’s award and opinion shall be in writing and in the form typically rendered in labor and employment arbitrations.
To the extent permitted by applicable law, the fees and costs of the arbitrator shall be shared equally. If not permitted by applicable law, the Company shall pay the fees and costs of the arbitrator. Each of us shall be responsible for our own attorneys’ fees and costs; however, the arbitrator may award attorneys’ fees and arbitrator’s fees to the prevailing party, if permitted by applicable law. This arbitration agreement does not prohibit either of us from filing a claim with an administrative agency (e.g., the EEOC), nor does it apply to claims for workers’ compensation or unemployment benefits, or claims for benefits under an employee welfare or pension plan that specifies a different dispute resolution procedure. The arbitration shall take place in the city in which I was last employed, unless we agree otherwise. This agreement can only be changed or modified by a written agreement signed by both parties and shall continue in existence indefinitely.

DigitalGlobe, Inc.		Participant Name

Signature:		Signature:

Name:

Title:

Date:		Date: